SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934

January 12, 2010
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Date of Report (date of earliest event reported)

American TonerServ Corp.
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Exact name of Registrant as Specified in its Charter

Delaware	333-120688	33-0686105
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State or Other Jurisdiction	Commission File	IRS Employer Identification
of Incorporation	Number	Number

420 Aviation Boulevard, Suite 103, Santa Rosa, California 95403
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Address of Principal Executive Offices, Including Zip Code

(800) 736-3515
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Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On January 12, 2010, American TonerServ Corp. (the "Company") entered into a Note Purchase Agreement with Galt Asset Management, LLC ("Galt"). Pursuant to the Note Purchase Agreement, the Company has delivered to Galt three 10% Convertible Promissory Notes for an aggregate of $400,000 which has been advanced to the Company by Galt Additional 10% Convertible Promissory Notes for up to $100,000 may be delivered for additional amounts which Galt may provide. The $400,000 received by the Company has been used to pay certain vendor accounts payable.

     The 10% Convertible Promissory Notes are payable interest only through October 31, 2011 at which time the notes will be payable in full. The 10% Convertible Promissory Notes will be convertible into shares of the Company's common stock beginning in 2011, unless there is an event of default or a change of control of the Company, in which case the notes would become immediately convertible. Until May 1, 2011, the conversion price of the notes will be $0.125. After that date, the conversion price of the notes will be the lower of $0.125 per share or 80% of the volume-weighted average price of the Company's common stock for the twenty trading days prior to the conversion date.

     The 10% Convertible Promissory Notes are secured by the customer lists and other intangible assets of two of the Company's wholly-owned subsidiaries: Optima Technologies, LLC and NC TonerServ, LLC, which will guarantee the 10% Convertible Promissory Notes.

     As additional consideration for entering into the Note Purchase Agreement, the Company has agreed to issue to Galt 2,500,000 shares of the Company's common stock valued at $375,000, or $0.15 per share. Galt will have piggy-back registration rights with regard to the resale of the 2,500,000 shares of common stock as well as the shares of common stock into which the 10% Convertible Promissory Notes may be converted in the future.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN TONERSERV CORP.

Dated: January 19, 2010	By:	/s/ Ryan Vice
Ryan Vice, Chief Financial Officer